Exhibit 99(14)(B)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Strategic Partners Mutual Funds, Inc.:

We consent to the incorporation by reference, in this registration statement on Form N-14, of our report dated December 22, 2005 on the statement of assets and liabilities, including the portfolio of investments, of the Strategic Partners Technology Fund of Strategic Partners Mutual Funds, Inc. (hereafter referred to as the “Fund”) as of October 31, 2005, the related statement of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings” and “Form of Plan of Reorganization” in this registration statement.

KPMG LLP

New York, New York

January 30, 2006